Exhibit 10.1

Employment Agreement

October 31, 2006
Mr. Eugene R. Corasanti
525 French Road
Utica, New York 13502

Dear Mr. Corasanti:

In consideration of the mutual promises herein contained, CONMED Corporation, a New York corporation (hereinafter the “Company”), and you hereby agree that, commencing January 1, 2007 (the “Effective Date”), you will be employed by the Company on the following terms and conditions:

1.     Employment.

The Company hereby agrees that you will be employed to serve as a Vice Chairman of the Company during the term of employment set forth in Section 2 of this Agreement. You hereby agree to serve in any such capacity during such term of employment. On the Effective Date, you will become the Non-Executive Chairman of the Board of Directors of the Company and the Company shall cause you to be nominated for election to the Board of Directors of the Company (and shall use its reasonable best efforts to cause you to remain the Non-Executive Chairman) during your term of employment under this Agreement. The Company will provide an office for you either in Utica, New York, or in Largo, Florida, or at such other location as may be mutually agreeable.

2.     Term of Employment.

Subject to the provisions for termination pursuant to Section 5 of the Agreement, your term of employment under this Agreement shall commence on the Effective Date and continue until terminated by you or the Company.

3.     Duties During Term of Employment.

During your term of employment under this Agreement, you shall devote such business time, attention and efforts to the affairs of the Company and its subsidiaries and affiliates as is reasonably required and shall perform such executive and administrative duties for the Company and subsidiaries and affiliates as you may reasonably be called upon to perform, from time to time, by the Board of Directors and/or Chief Executive Officer of the Company.

4.     Compensation and Benefits.

(a)     Base Annual Salary.

The Company shall pay to you during your term of employment under this Agreement a base annual salary at the rate of at least $104,000 per year, payable in equal weekly installments during each year of your term of employment. It is understood that the Board of Directors of the Company may in its discretion review from time to time your base annual salary and in its discretion may from time to time increase your base annual salary and/or grant bonuses if it determines that circumstances justify any such increase and/or bonuses.
(b)     Deferred Compensation.

Commencing on the Effective Date, the deferred compensation arrangements established under Section 4(b) of your prior employment agreement with the Company, as amended, shall be paid out to you (or, in the event of your death, to your estate) over the 120 months following the Effective Date (with the last payment to be made in December of 2016) pursuant to the terms of Section 4(b) of your prior employment agreement (including, without limitations, the interest crediting mechanics). For the avoidance of doubt, payment under this Section 4(b) shall be made regardless of the time of your “retirement”.
(c)     Benefit Plans.

You also shall be entitled to participate in all life and health insurance plans, pension plans and other plans, benefits or bonus arrangements provided by the Company from time to time during your term of employment under this Agreement and made available by the Company to its executives generally, if and to the extent that you are eligible to participate in accordance with the provisions of any such plan or for such benefits. Specifically, you shall be entitled to participate in the Company’s stock option plans and shall continue to be entitled to participate in the Company’s pension and disability plans and be provided with reimbursement of club memberships and automobile expenses as under present practices. In no event shall the benefits provided you be less, in the aggregate, than those provided you under present plans and practices. Life and health insurance benefits, reimbursement of club memberships and automobile expenses shall continue for you and your wife during the terms of your lives. In addition, the Company shall reimburse you for your reasonable personal legal and accounting expenses related to your estate and tax planning and to preparing and filing your tax returns. The split dollar life insurance coverage will continue under current practices.

5.     Termination of the Term of Employment.

(a)     Termination Other Than for Just Cause.

If at any time during your term of employment under this Agreement, the Company shall terminate your employment under this Agreement, other than for “just cause” as such term is defined in paragraph (c) of this Section 5, such event shall be deemed a termination other than for just cause. After a termination other than for just cause, you shall have no obligations under this Agreement (other than your obligations under Section 7 and 8 of this Agreement), you shall have no obligation to seek other employment in mitigation of damages in respect of any period following the date of such termination and you shall be entitled to receive from the Company (1) your then base annual salary through the end of the month during which such termination occurs, (2) continued coverage under the benefit plans of the Company specified in paragraph (c) of Section 4 of this Agreement pursuant to the terms and periods specified in paragraph (c) of Section 4, (3) reimbursement of any business expenses incurred through the end of your employment and (4) any other amounts or benefits that are earned, accrued or vested through the end of your employment under any other plans or arrangements of the Company (your “Accrued Compensation”). In addition, if the Company shall terminate your employment other than for just cause, (1) all equity awards issued by the Company to you will vest and become immediately exercisable and (2) all such equity awards granted after the date hereof will remain exercisable for 24 months after the end of your employment (or, if earlier, until they would have expired but for your termination).
(b)     Other Terminations.

If your employment under this Agreement shall terminate under any circumstances other than those described in paragraph (a) of Section 5, the Company shall only be obligated to pay you your Accrued Compensation.
(c)    Definition of Just Cause.

“Just cause” under this Agreement shall mean a breach by you of your obligations under this Agreement, willful misconduct, dishonesty, conviction of a crime (other than traffic or other similar violations or minor misdemeanors), intoxication on the job or excessive absenteeism not related to illness.

6.     Effect of Change in Control.

In the event that a Change in Control, as that term is defined in the May 22, 2000 Change in Control Severance Agreement entered into between you and the Company (the “Change in Control Agreement”), occurs following the Effective Date and during the term of your employment under this Agreement, (1) you shall continue to be entitled to receive the Gross-Up Payment provided under Section 5 of the Change in Control Agreement and (2) if such Change in Control occurs within twelve months following the Effective Date, all of the other terms of the Change in Control Agreement will continue to apply. If such a Change in Control does not occur within twelve months after the Effective Date of this Agreement, the terms of the Change in Control Agreement shall be deemed to have been terminated, except with respect to the the foregoing item (1) in this paragraph.

7.     Non-competition.

It is agreed that during your term of employment under this Agreement and for a period of two years thereafter you will not, without the prior written approval of the Board of Directors of the Company become an officer, employee, agent, limited or general partner, director, member or shareholder of any business enterprise in competition with the Company or any subsidiary of the Company, as the business of the Company or any such subsidiary may be constituted during such term of employment, or at the expiration of such term or period; provided, however, that the foregoing shall not require you to terminate or alter the nature or extent of your relationships with Mohawk Hospital Equipment, Inc. as they existed on the date of this Agreement, or any successor of such corporation. Notwithstanding the preceding sentence, you shall not be prohibited from owning less than five (5%) percent of the outstanding equity of any publicly traded business enterprise.

8.     Non-disclosure.

You shall not, at any time during or following your term of employment under this Agreement, disclose or use, except in the course of your employment or consultation arrangements with the Company in the pursuit of the business or interests of the Company or any of its subsidiaries or affiliates, any confidential information or proprietary data of the Company or any of its subsidiaries or affiliates, whether such information or proprietary data is in your memory or memorialized in writing or other physical terms.

9.     Conflicts.

Any paragraph, sentence, phrase or other provision of this Agreement which is in conflict with any applicable statute, rule or other law shall be deemed, if possible, to be modified or altered to conform thereto or, if not possible, to be omitted herefrom. The invalidity of any portion of this Agreement shall not affect the force and effect of the remaining valid portions hereof. Section and paragraph headings are included in this Agreement for convenience only and are not intended to affect in any way the meaning or interpretation of this Agreement.

10.     Beneficiaries.

Wherever this Agreement provides for the written designation of a beneficiary or beneficiaries by yourself, you shall have the right to revoke such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect.

11. Governing Law.

This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of New York.

12. Miscellaneous.

Upon the Effective Date, this Agreement shall constitute the entire understanding between you and the Company relating to your employment with the Company and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters, other than with respect to the deferred compensation account under Section 4(b). This Agreement shall be binding upon, and shall inure to the benefit of you and the Company, your heirs, executors and administrators and the Company’s successors.

If the foregoing correctly sets forth the understanding between you and the Company, please execute and return the enclosed copy of this letter.

CONMED CORPORATION

By:	/s/ Daniel S. Jonas
Daniel S. Jonas

Agreed and accepted as of the date first above written:

/s/ Eugene R. Corasanti
Eugene R. Corasanti